Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES POSITIVE TOP-LINE RESULTS FROM TWO PHASE 3 PIVOTAL STUDIES OF CRISABOROLE TOPICAL OINTMENT, 2% IN PATIENTS WITH MILD-TO-MODERATE ATOPIC DERMATITIS

•                  Crisaborole, a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor, achieved statistically significant results on all primary and secondary endpoints in both studies and demonstrated a safety profile consistent with previous studies

•                  Anacor expects to submit a New Drug Application for crisaborole to the U.S. Food and Drug Administration in the first half of 2016

Anacor to Host a Conference Call Today at 7:30 a.m. ET / 4:30 a.m. PT to Discuss Results

Palo Alto, CA — July 13, 2015 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced preliminary top-line results from its two Phase 3 pivotal studies of Crisaborole Topical Ointment, 2% (formerly AN2728), a novel non-steroidal topical anti-inflammatory phosphodiesterase-4 (PDE-4) inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis in children and adults.  In both studies, crisaborole achieved statistically significant results on all primary and secondary endpoints and demonstrated a safety profile consistent with previous studies.

Summary of Primary and Secondary Phase 3 Pivotal Study Results

	Study AD-301	Study AD-302
	(crisaborole / vehicle) N=503 / 256	(crisaborole / vehicle) N=513 / 250
Primary Endpoint
% of patients who achieved success in the Investigator’s Static Global Assessment (ISGA), defined as a score of 0 (clear) or 1 (almost clear) with a minimum 2-grade improvement at day 29	32.8% / 25.4% (p=0.038)	31.4% / 18.0% (p<0.001)
Secondary Endpoints
% of patients who achieved an ISGA score of 0 (clear) or 1 (almost clear) at day 29	51.7% / 40.6% (p=0.005)	48.5% / 29.7% (p<0.001)

Time to Success in ISGA: Time course to success in ISGA between crisaborole and vehicle was statistically significantly different (p<0.001) in each study, with patients treated with crisaborole achieving success earlier than vehicle-treated patients.

“We are extremely pleased by the top-line results from our Phase 3 pivotal studies of crisaborole.  We believe there is a significant unmet medical need for a novel non-steroidal topical anti-inflammatory treatment option for the patients who are affected by mild-to-moderate atopic dermatitis,” said Paul L. Berns, Chairman and Chief Executive Officer of Anacor.  “We also want to extend a special thanks to the clinical investigators who conducted the studies and the patients and their families who volunteered to participate in our studies.  We currently plan to file a New Drug Application for crisaborole in the first half of 2016 and, if approved, we believe crisaborole could offer an important treatment option for patients with mild-to-moderate atopic dermatitis.”

Atopic dermatitis is a chronic rash characterized by inflammation and itching. Lesions of atopic dermatitis are commonly red, elevated and oozing patches and are often accompanied by pruritus (itching).  The lesions’ lichenification, a thickening of the skin with exaggerated skin lines, is considered to be a hypertrophic response to chronic rubbing. Based on available sources, we believe approximately 18 to 25 million people in the United States suffer from atopic dermatitis, and 80% to 90% have mild or moderate disease. Atopic dermatitis can persist into adulthood, but most commonly appears in childhood, with estimates that between 8% and 18% of all infants and children in the United States are affected by the disease.

Patients suffering with the condition often try multiple treatments to treat their atopic dermatitis, yet many are not satisfied with the effectiveness of their medications.  Topical corticosteroids are broad anti-inflammatories, which if used inappropriately or for long periods of time may lead to local side effects including skin thinning, acne and stretch marks and systemic side effects, including HPA axis suppression.  In addition, patients are often instructed to limit use on thin skin areas such as the face, neck and skin folds.  The only non-steroidal topical pharmacologic therapies currently approved for prescription in the U.S. for the treatment of atopic dermatitis are topical calcineurin inhibitors, which have a “boxed warning” on their labels concerning potential cancer risk.

“Mild-to-moderate atopic dermatitis, or eczema, is a chronic, life-altering inflammatory skin disease that can be a constant challenge for patients and family members.  Based on the safety and efficacy profile demonstrated by crisaborole in these Phase 3 pivotal studies, crisaborole, if approved, could become a significant first-in-class treatment option for patients suffering from mild-to-moderate atopic dermatitis and the physicians who treat them,” said Amy Paller, M.D., Walter J. Hamlin Professor and Chair of Dermatology, Professor of Pediatrics, Northwestern University Feinberg School of Medicine.

“I’m impressed with the performance of crisaborole on the primary and secondary endpoints in these Phase 3 pivotal studies.  Crisaborole represents an innovative non-steroidal topical anti-inflammatory and, if approved, has the potential to offer physicians and patients a new, important therapeutic choice for treating mild-to-moderate atopic dermatitis,” said Lawrence Eichenfield, M.D., Chief of Pediatric and Adolescent Dermatology at Rady Children’s Hospital, San Diego and a Professor of Dermatology and Pediatrics at the University of California, San Diego School of Medicine.

About our Phase 3 Pivotal Studies

Our Phase 3 pivotal studies of crisaborole consisted of two multi-center, double-blind, vehicle-controlled studies of over 750 patients each, aged 2 years and older with mild-to-moderate atopic dermatitis (defined as an ISGA score of 2 (mild) or 3 (moderate)). The ISGA is a 5-point scale ranging from 0 (clear) to 4 (severe).  Patients were randomized in a 2:1 ratio (crisaborole:vehicle).  Crisaborole or vehicle was applied twice daily for 28 days.  The primary efficacy endpoint was success in ISGA at day 29 (defined as the proportion of patients achieving an ISGA score of 0 (clear) or 1 (almost clear) with at least a 2-grade improvement from baseline).  Secondary endpoints included the proportion of patients achieving an ISGA score of 0 or 1, irrespective of a minimum 2-grade improvement, at day 29 and time to success in ISGA.  Our safety evaluation included reported adverse events, safety laboratory tests and vital signs.

The safety results were consistent with previous studies.  The majority of adverse events in crisaborole-treated patients were graded as mild in severity.  The most common adverse events occurring on a pooled basis across both studies in > 2% of patients were application site pain (4.4% and 1.2% for crisaborole and vehicle, respectively) and upper respiratory tract infections (3.0% and 3.0% for crisaborole and vehicle, respectively). There were no treatment-related serious adverse events among patients treated with crisaborole.

In addition to the Phase 3 pivotal studies, we are conducting an open-label long-term safety study to evaluate the safety of intermittent use of crisaborole for up to 12 months.  Patients who completed either pivotal study had the option to enroll in the long-term safety trial.  At completion, at least 100 patients will have been enrolled for 12 months and at least 300 patients will have been enrolled for 6 months, during which time patients will have been treated with crisaborole as needed under the direction of the investigator.  We currently expect to announce the results of the long-term safety study by the end of 2015.

Conference Call and Webcast

Anacor will host a conference call today at 7:30 a.m. ET / 4:30 a.m. PT, during which management will discuss the top-line results of our Phase 3 pivotal studies.  The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Crisaborole Topical Ointment, 2%

Crisaborole Topical Ointment, 2%, is an investigational non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis.  Crisaborole is a novel boron-containing small molecule and, although the specific mechanism of action is not yet completely defined, we believe that crisaborole inhibits PDE-4 in target cells, which reduces the production of pro-inflammatory cytokines thought to cause the signs and symptoms of atopic dermatitis.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.  In September 2014, PharmaDerm launched KERYDIN in the United States.  Anacor’s lead product development candidate is Crisaborole Topical Ointment, 2%, an investigational non-steroidal topical PDE-4 inhibitor for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and crisaborole, Anacor has discovered three investigational compounds that it has out-licensed for further development. The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis.  The third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. These include AN3365, an investigational Gram-negative antibiotic, and certain other wholly-owned investigational product candidates. For more information, visit www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, the safety and efficacy of Anacor’s approved product and product development candidates, the timing of Anacor’s potential regulatory filings and approval of Anacor’s product development candidates, the commercial success of KERYDIN and the timing and potential commercial success of Anacor’s product development candidates. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising during the course, or as a result, of Anacor’s studies relating to crisaborole; any delay by Anacor in filing for regulatory approval or failure by the U.S. Food and Drug Administration to approve crisaborole; Anacor’s ability to timely and successfully launch, either alone or with a partner, crisaborole, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Contact:

DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575